Exhibit 99.1
JOINT FILING AGREEMENT
     The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

February 13, 2008

Steiner Ventures, LLC

By: /s/ Solomon S. Steiner Name: Solomon S. Steiner
Title: Authorized Person

February 13, 2008

/s/ Solomon S. Steiner Solomon S. Steiner

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